Prospect Capital Declares 15th Consecutive Quarterly Dividend Increase, Representing an 11.1% Current Dividend Yield

NEW YORK, NY -- 06/19/2008 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect" or "Company") announced today that it has declared a fourth fiscal quarter (for the fiscal year ending June 30, 2008) dividend of $0.40125 per share.

This dividend marks the Company's fifteenth consecutive quarterly increase. The dividend now represents an approximately 11.1% current annualized dividend yield based on the closing stock price for June 18, 2008 of $14.51. The ex-dividend date is Thursday, June 26, 2008. The record date is Monday, June 30, 2008. The payment date is Wednesday, July 16, 2008.

Dividend History

Dividend Per Share              Quarter Ended
------------------              -------------
$0.40125                        June 30, 2008
$0.40                           March 31, 2008
$0.395                          December 31, 2007
$0.3925                         September 30, 2007
$0.39                           June 30, 2007
$0.3875                         March 31, 2007
$0.385                          December 31, 2006
$0.38                           September 30, 2006
$0.34                           June 30, 2006
$0.30                           March 31, 2006
$0.28                           December 31, 2005
$0.20                           September 30, 2005
$0.15                           June 30, 2005
$0.125                          March 31, 2005
$0.10                           December 31, 2004

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:
Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577